Exhibit 4.3

ARCADIA BIOSCIENCES, INC.

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of April 30, 2010 by and among Arcadia Biosciences, Inc., an Arizona corporation (the “Company”), Moral Hazard Corporation, a Delaware corporation (“MHC”) that is the successor in interest to Exeter Life Sciences, Inc., an Arizona corporation (“Exeter”), and the holders of Registrable Securities (defined below) listed on Schedule A hereto (each an “Investor” and collectively the “Investors”).

RECITALS

WHEREAS, certain Investors received shares of Series A Preferred Stock of the Company (“Series A Preferred Stock”) issued (1) pursuant to the conversion of those certain Convertible Promissory Notes, each dated June 15, 2005, as amended, issued to Exeter in the principal amount of Fifteen Million Dollars (US$15,000,000) and/or (2) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated April 19, 2005, by and among the Company, Anawah Inc., a corporation organized under the laws of the State of Washington, and CMEA Ventures LS Management 2000, L.P., as Shareholders’ Agent, (the “Merger Agreement”) and/or (3) pursuant to that certain Support Agreement, dated as of June 15, 2005, by and between the Company and Exeter;

WHEREAS, the Company, Exeter and certain Investors entered into that certain Investors’ Rights Agreement dated June 15, 2005 (the “Original Agreement”);

WHEREAS, the Company, Exeter and certain Investors entered into that certain First Amendment to Investors’ Rights Agreement dated April 8, 2008;

WHEREAS, certain Investors received shares of Series B Preferred Stock of the Company (“Series B Preferred Stock”) issued pursuant to the conversion of those certain Convertible Promissory Notes, each dated as of September 26, 2008 by and between the Company and each such Investor, in the aggregate principal amount of Fifteen Million Dollars (US$15,000,000), and that certain Series B Preferred Stock Agreement, dated June 30, 2009, by and among the Company and the Investors party thereto;

WHEREAS, in connection with the issuance of the Series B Preferred Stock, the Original Agreement was amended and restated by that certain Amended and Restated Investors’ Rights Agreement, dated as of June 30, 2009, by and among the Company, Exeter and the Investors party thereto (the “Prior Agreement”);

WHEREAS, certain Investors received shares of Series C Preferred of the Company (the “Series C Preferred Stock,” and, together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”) issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated October 30, 2009 (“Series C Purchase Agreement”); and

WHEREAS, in connection with the issuance of the Series C Preferred Stock, the Prior Agreement was amended and restated by that certain Amended and Restated Investors’ Rights Agreement, dated as of October 30, 2009, by and among the Company, Exeter and the Investors party thereto (the “Immediately Preceding Agreement”);

WHEREAS, one of the Investors, Vilmorin & Cie, a French corporation (“VCO”), and the Company are parties to that certain Stock Purchase Agreement dated as of even date herewith (the “VCO Purchase Agreement”) relating to the issue and sale of shares of Common Stock of the Company (the “VCO Common Stock”); and

WHEREAS, the obligations of the Company and VCO pursuant to the VCO Purchase Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Company and the holders of a majority in interest of the Registrable Securities (the “Majority in Interest”), and the Company and the Majority in Interest desire to amend and restate the Immediately Preceding Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Company, MHC and the Investors hereby agree to amend and restate the Immediately Preceding Agreement as set forth herein, and the parties hereto agree as follows:

1.                                      Certain Definitions.

(a)                                 “Act” means the Securities Act of 1933, as amended.

(b)                                 “Affiliate” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.  With respect to a limited liability company or a limited liability partnership, “Affiliate” means a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

(c)                                  “Common Stock” means the common stock of the Company.

(d)                                 The number of shares of “Common Stock then outstanding” shall mean the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable pursuant to conversion of Preferred Stock then outstanding.

(e)                                  “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)                                   “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.10 hereof.

(g)                                  “Initial Public Offering” means the first firm commitment underwritten public offering of securities of the Company pursuant to an effective registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction).

(h)                                 “Primary Non-Exeter Preferred” means Preferred Stock held by the following entities, or their successors or assigns:  CMEA Ventures Life Sciences 2000 Limited Partnership, BASF Venture Capital GMBH, Saints Capital V, L.P., and CMEA Ventures Life Sciences 2000 Civil Law Partnership.

(i)                                     The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)                                    “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of Preferred Stock, (ii) the VCO Common Stock, and (iii) any shares of Common Stock issuable or issued upon conversion of Preferred Stock upon a stock split, stock dividend, recapitalization or similar event, excluding any Registrable Securities sold by a person (x) in a transaction in which his, her or its rights under Section 2 hereof are not assigned, (y) pursuant to a registration statement under the Act that has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, or (z) in a transaction in which such Registrable Securities are sold pursuant to Rule 144 (or any similar provision then in force) under the Act.

(k)                                 The number of shares of “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(l)                                     “SEC” shall mean the Securities and Exchange Commission.

(m)                             “VCO Common Stock” means the shares of Common Stock of the Company issued to VCO pursuant to the VCO Purchase Agreement and any additional shares of Common Stock hereafter acquired by VCO.

(n)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.                                      Registration Rights.

The Company covenants and agrees as follows:

2.1                               Request for Registration.

(a)                                 Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the twelve (12) month anniversary of the effective date of the Initial Public Offering, a written request from the Holders of a majority or more of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed Twenty Million Dollars (US$20,000,000), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in this Section 2.1(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders).  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders (including the Initiating Holders).  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  In addition, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)                                     after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective;

(ii)                                  If the Company has effected a registration pursuant to this Section 2.1 within the preceding twelve (12) months, and such registration has been declared or ordered effective;

(iii)                               during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) days following the effective date of, a Company-initiated registration subject to Section 2.2, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(iv)                              if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3;

(v)                                 if the Company shall furnish to Holders requesting a registration pursuant to this Section 2.1, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12)-month period and provided further, that the Company shall not register any other of its shares during such one hundred twenty (120) day period; or

(vi)                              in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act.

2.2                               Company Registration.

(a)                                 If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.4(e), use commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered, provided, however, that the Company and its underwriters may reduce the number of such Registrable Securities included in such registration, to a level not less than twenty-five percent (25%) of the total shares so offered, if the Company’s managing underwriter, in its sole discretion, determines that the inclusion of such Registrable Securities would not be compatible with the success of the offering.  Notwithstanding the foregoing, the terms of Section 2.12, below, rather than this Section 2.2, shall apply to the Company’s Initial Public Offering.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6 hereof.

2.3                               Form S-3 Registration.

In case the Company shall receive from the Holders of at least twenty percent (20%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 use commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)                                     if Form S-3 is not available for such offering by the Holders;

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than One Million Dollars (US$1,000,000);

(iii)                               if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.3, provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and provided further, that the Company shall not register any other of its shares during such one hundred twenty (120) day period;

(iv)                              if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 2.3; or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business, where not otherwise required, or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  Subject to the foregoing, the Company shall use commercially reasonable efforts to file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Section 2.1 or Section 2.2.

2.4                               Obligations of the Company.

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 20(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 23 or Section 15(d) of the 1934 Act in the registration statement;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to each Holder (i) a draft copy of the registration statement, and (ii) such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

(d)                                 use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, where not otherwise required, or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then subject to Section 2.1 above, the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case the selling stockholders may be excluded if the underwriters make the determination described above.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder”, and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence;

(f)                                   notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                  cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided that in the case of a registration effected pursuant to Section 2.1 above, which registration constitutes the Initial Public Offering, the Registrable Securities shall be listed on a national securities exchange or the NASDAQ National Market System;

(h)                                 provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(i)                                     use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters and to the Holders requesting registration of Registrable Securities.

2.5                               Information from Holder.

(a)                                 It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

(b)                                 The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 if, due to the operation of Section 2.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1(a).

2.6                               Expenses of Registration.

(a)                                 All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2.1 and 2.2, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of one counsel for the selling Holders (not to exceed US$25,000) shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless, in the case of a registration requested under Section 2.1, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1, provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

(b)                                 All expenses other than underwriting discounts and commissions incurred in connection with the first two (2) registrations, filings or qualifications pursuant to Section 2.3, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of one counsel for the selling Holders (not to exceed US$25,000) shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be registered in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to have the Company bear the expenses of one (1) registration pursuant to Section 2.3; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.3.  Except as provided in the immediately preceding sentence, all expenses incurred in connection with the first two (2) registrations requested pursuant to Section 2.3, including, without limitation, all registration, filing and qualification fees (including “blue sky” fees), printers’ and accounting fees, fees and disbursements of counsel for the Company and the fees and disbursements of counsel for the selling Holder or Holders, shall be borne by the Company.

2.7                               Delay of Registration.

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                               Indemnification.

In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter, within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, partner, officer, director, stockholder, counsel, accountant, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, officer, director, stockholder, counsel, accountant, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder, partner, officer, director, stockholder, counsel, accountant or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)                                 To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other stockholder selling securities in such registration statement and any controlling person of any such underwriter or other stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of actual knowledge of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations, provided that no person guilty of fraud shall be entitled to contribution.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  The relative benefits received by the indemnifying party and the indemnified party shall be determined by reference to the net proceeds and underwriting discounts and commissions from the offering received by each such party.  In no event shall any contribution under this Section 2.8(d) exceed the net proceeds from the offering received by such Holder, less any amounts paid under Section 2.8(b).

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.9                               Reports Under Securities Exchange Act of 1934.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b)                                 take such action, including the voluntary registration of its Common Stock under Section 22 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)                                  file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d)                                 furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the Initial Public Offering), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10                        Assignment of Registration Rights.

The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee, member, retired member or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, limited partner, retired partner or stockholder of a Holder, (ii) is a Holder’s immediate family member (parent, step-parent, spouse, registered domestic partner, child or step-child) or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least two hundred fifty thousand (250,000) shares of Registrable Securities (subject to appropriate adjustment for recapitalizations) provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing, a copy of which writing is provided to the Company at the time of transfer, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.12, below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee and assignee (i) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is otherwise an Affiliate of the Holder, (iii) who is a family member of a Holder, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s family member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.11                        Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the date set forth in Section 2.1(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.1.

2.12                        “Market Stand-Off” Agreement.

(a)                                 Each Holder hereby agrees that it will not, directly or indirectly, without the prior written consent of the Company and the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering by the Company and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Holder or are hereinafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing provisions of this Section 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) stockholders of the Company enter into similar agreements.  The underwriters in connection with the Initial Public Offering by the Company are intended third party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto; further, each Holder hereby agrees to enter into written agreement with such underwriters containing terms substantially equivalent to the terms of this Section 2.12, and each Holder hereby agrees that such underwriters shall be entitled to require each such Holder to enter into such a written agreement.  Notwithstanding the foregoing, nothing in this Section 2.12 shall prevent a Holder from making a transfer of any Common Stock that was listed on a national stock exchange, actively traded over-the-counter or traded on the NASDAQ National Market at the time it was acquired by the Holder or was acquired by such Holder pursuant to Rule 144A of the Act, including any shares acquired in the Initial Public Offering by the Company.

(b)                                 In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.13                        Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 2 after five (5) years following the consummation of the Initial Public Offering or, as to any Holder, such earlier time at which all Registrable Securities held by such Holder (and any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any ninety (90) day period without registration in compliance with Rule 144 of the Act.

3.                                      VCO Rights.

3.1                               Board Observer Rights.  Subject to the specific terms and conditions set forth in this Section 3.1, VCO shall be entitled to designate one observer (the “VCO Representative”) to the Board of Directors of the Company, which VCO Representative shall be reasonably acceptable to the Board of Directors and the Chief Executive Officer of the Company.

(a)                                 Subject to Sections 3.1(c)-(d), below, the VCO Representative shall be entitled to attend and participate, and shall be invited to attend and participate, at VCO’s sole expense, in all meetings of the Board of Directors (whether such meetings are in person, by telephone, or otherwise) in a non-voting capacity.

(b)                                 Subject to Sections 3.1(c)-(d), below, the Company shall provide the VCO Representative copies of all notices, minutes, consents and other materials that it provides to the Board of Directors at the same time and in the same manner as such materials are provided to the Board of Directors.

(c)                                  VCO and the VCO Representative shall maintain as confidential all financial, confidential and proprietary information of the Company obtained by them as a result of the rights set forth in Sections 3.1(a)-(b), above (“Confidential Information”), and shall not disclose the same to any third party without the prior express written consent of the Company.  Further, VCO and the VCO Representative represent and agree that Confidential Information shall not be made available to any Affiliate of VCO or any Person who is a competitor or customer of, or vendor to, the Company, or any Affiliate or associate of such Person, without the prior express written consent of the Company.

(d)                                 VCO acknowledges that the VCO Representative is a non-voting observer and as such, the Company reserves the right to withhold all or part of any information or exclude access to any meeting or portion thereof if the Company reasonably believes that such withholding or exclusion is reasonably necessary to preserve the attorney-client privilege, to avoid conflicts of interest or for other similar reasons.

(e)                                  The rights granted pursuant to this Section 3.1 shall be effective until the earlier to occur of: (i) such time as VCO holds less than one and one-half percent (1½%) of the Common Stock then outstanding; (ii) a VCO Designee (as defined below) is appointed to the Board of Directors of the Company pursuant to Section 3.2, below; (iii) the consummation of an Initial Public Offering; (iv) the sale, transfer, or other disposal of all or substantially all of the Company’s assets; or (v) the Company’s merger with or into or consolidation with any other entity (other than a wholly-owned subsidiary of the Company) or the consummation of any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of and the Company is not the survivor.

(f)                                   VCO may not assign the rights set forth in this Section 3.1 without the prior written consent of the Company.

3.2                               Board Seat.  If (i) the Company sells securities of the Company to a Competitor (as defined below), and (ii) the Company grants such Competitor a right to designate a director to serve on the Board of Directors of the Company, and (iii) VCO, upon the closing of such transaction with such Competitor, after giving effect thereto, holds or shall hold at least one and one-half percent (1½%) of the Common Stock on a fully-diluted basis, then:

(a)                                 the Board of Directors of the Company shall increase the number of directors on the Board by one (1) and appoint a representative designated by VCO (“VCO Designee”) to serve in the new director position until such time as his or her successor may be elected; and

(b)                                 MHC and any permitted assigns or transferees thereof shall vote at regular or special meetings of stockholders and give written consent with respect to such number of shares of Preferred Stock and Common Stock then owned by them (or as to which they have voting power) as may be necessary to elect the VCO Designee to the Board of Directors.

(c)                                  The rights granted pursuant to this Section 3.2 shall be effective until the earlier to occur of: (i) such time as VCO holds less than one and one-half percent (1½%) of the Common Stock then outstanding; (ii) the consummation of an Initial Public Offering; (iii) the sale, transfer, or other disposal of all or substantially all of the Company’s assets; or (iv) the Company’s merger with or into or consolidation with any other entity (other than a wholly-owned subsidiary of the Company) or the consummation of any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of and the Company is not the survivor.

(d)                                 VCO may not assign the rights set forth in this Section 3.2 without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed.

3.3                               Put Option.  If, pursuant to a transaction or any series of related transactions with or involving a Competitor, VCO’s percentage interest in the Company is diluted such that VCO holds less than one and one-half percent (1½%) of the Common Stock then outstanding, then VCO shall have the right to put any remaining shares of VCO Common Stock to the Company, in which case the Company shall be obligated to purchase such shares at the per-share price paid by the Competitor in the transaction (or the average per-share price paid by the Competitor in a series of related transactions) that triggers VCO’s put option pursuant to this Section 3.3.

3.4                               Superior Rights.  Absent a compelling business reason to do so, the Company agrees that it will not, pursuant to any transaction with a Competitor, grant such Competitor contractual rights superior to those granted herein to VCO with respect to access to Company information, inspection rights, Board of Directors representation, preemptive rights to acquire Company securities, or other similar rights.  If, however, pursuant to any transaction with a Competitor, such Competitor is granted contractual rights superior to those granted to VCO herein, the Company will grant to VCO the same contractual rights afforded to such Competitor, to the extent the Company is legally able to do so.

3.5                               Definition of “Competitor”.

(a)                                 For purposes of this Section 3, “Competitor” means, as of any date of determination, (1) any Person that (a) individually or together with any Affiliates of such Person, has revenues (including royalties) from the sale of basic or commercial wheat seed during the fiscal year immediately preceding such date of determination (i) totaling in excess of Five Million Dollars (US$5,000,000) or its equivalent for revenues in the United States, or (ii) totaling in excess of Ten Million Dollars (US$10,000,000) or its equivalent for revenues worldwide; or (b) is engaged in the sale of seed for field crops, and that, individually or together with any Affiliates of such Person, had seed revenues totaling in excess of Fifty Million Dollars (US$50,000,000) or its equivalent for revenues worldwide during the fiscal year immediately preceding such date of determination; or (c) is engaged in research and development with respect to field seed crops, and that, individually or together with any Affiliates of such Person, expended more than Fifty Million Dollars (US$50,000,000) or its equivalent on such research and development with respect to field seed crops during the fiscal year immediately preceding such date of determination; and (2) in each case of (a), (b), or (c), such Person is identified in Schedule 3.5.  Schedule 3.5 may be amended in good faith at any time by VCO, subject to the written consent of the Company (which written consent shall not be unreasonably withheld or delayed) to add Persons meeting the foregoing criteria and to delete Persons no longer meeting said criteria, provided that VCO shall, upon request by the Company, provide relevant data to demonstrate that a Person proposed to be added to Schedule 3.5 (or to remain on Schedule 3.5) meets the foregoing criteria.  Except as otherwise indicated, each Affiliate of a Person listed on Schedule 3.5 shall be deemed a Competitor for purposes hereof.  Subject to Section 3.5(b), only Persons listed on Schedule 3.5, as amended, at the time of any necessary determination of whether such Person is a Competitor (or whether an Affiliate of such Person is a Competitor) shall be determined to be Competitors for purposes of this Agreement.

(b)                                 If a Person that is known or reasonably should be known by the Company to be engaged in the sale of seed for field crops is not listed in Schedule 3.5, prior to completing any transaction with such Person, the Company shall request, in a written notice, a determination from VCO as to whether such Person meets the criteria in Section 3.5(a) (and is thus a “Competitor” for purposes of this Agreement).  VCO shall provide its determination to the Company within ten (10) Business Days from the effective date of such notice.  If VCO determines such Person to be a “Competitor” for purposes of this Agreement, Schedule 3.5 shall be amended to add such Person, provided that VCO shall, upon request by the Company, provide relevant data to demonstrate that such Person meets the foregoing criteria.  If VCO determines that such Person does not meet the foregoing criteria, or if VCO does not timely provide a determination to the Company, such Person shall not be deemed to be a “Competitor” for purposes of this Agreement.  For purposes of this Section 3.5(b) only, “Business Day” means any day other than a Saturday, Sunday or other day on which banks in France are permitted or required by applicable law to close.

(c)                                  All U.S. Dollar amounts indicated in this Section 3.5 shall be adjusted annually based on the United States Department of Labor Bureau of Labor Statistics Consumer Price Index for all urban consumers, with May 2010 as the benchmark.

4.                                      Board Seat.

The parties to this Agreement and any permitted assigns or transferees shall vote at regular or special meetings of stockholders and give written consent with respect to such number of shares of Preferred Stock then owned by them (or as to which they have voting power) as may be necessary to elect one (1) representative to the Board of Directors of Company designated by the holders of a majority of the Primary Non-Exeter Preferred.

5.                                      Covenants of the Company.

5.1                               Delivery of Financial Statements.  The Company shall deliver to each Holder holding at least one hundred fifty thousand (150,000) (appropriately adjusted for any recapitalizations) shares of Registrable Securities:

(a)                                 as soon as practicable, but in any event within two hundred seventy (270) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)                                 as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)                                  with respect to the financial statements called for in Section 5.1(b), an instrument executed by the Vice President of Finance or the President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes and year-end adjustments that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(d)                                 as soon as practicable, prior to the end of each fiscal year, a projected operating budget and business plan for the next fiscal year, including statements setting forth sources and applications of funds and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(e)                                  such other information relating to the financial condition (including material changes), business, prospects or corporate affairs of the Company as such Holder or any assignee of such Holder may from time to time reasonably request, or promptly after transmission or occurrence (but in any event within ten (10) days), other reports, including any non-routine communications with shareholders or the financial community, the Company’s accountants, auditors and business consultants, governmental agencies and authorities, any reports filed by the Company or its officers, directors and representatives with any securities exchange or the SEC and notice of any event which would have a significant effect on the Company’s business prospects or financial condition or on the Holders’ investments, provided, however, that the Company shall not be obligated to provide information that it deems in good faith to be a trade secret or similar confidential information, and provided further that the Company may require the Holder to execute a confidentiality and nondisclosure agreement prior to disclosure of any such information.

5.2                               Inspection.

The Company shall permit each Holder holding at least one hundred fifty thousand (150,000) (appropriately adjusted for any recapitalizations) shares of Registrable Securities, at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 5.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information, and provided further that the Company may require the Holder to execute a confidentiality and nondisclosure agreement prior to any such visit and inspection.

5.3                               Right of First Offer.

Subject to the terms and conditions specified in this Section 5.3, the Company hereby grants to each Holder holding any shares of Registrable Securities (each, an “Eligible Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 5.3, “Eligible Investor” includes any Affiliates of an Eligible Investor.  An Eligible Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate, so long as such apportionment does not cause the loss of the exemption under Section 4(2) of the Act or any similar exemption under applicable state securities laws in connection with such sale of Shares by the Company.  Notwithstanding the foregoing, the Company disclaims any obligation to notify or otherwise apprise any such Affiliate of any offer made or rights held hereby unless such Affiliate is specifically identified by a Holder and disclosed to the Company in writing, and the Company disclaims any liability with respect to any apportionment made by any Holder hereby.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, any class of its capital stock (the “Shares”), the Company shall first make an offering of such Shares to each Eligible Investor in accordance with the following provisions:

(a)                                 The Company shall deliver a notice in accordance with Section 6.5 (the “Notice”) to the Eligible Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)                                 By written notification received by the Company, within twenty (20) calendar days after receipt of the Notice, the Eligible Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held, and issuable upon conversion of the Preferred Stock then held, by such Eligible Investor bears to the total number of shares of Common Stock then outstanding on a fully-diluted basis.  The Company shall promptly, in writing, inform each Eligible Investor which purchases all the shares available to it (“Fully-Exercising Eligible Investor”) of any other Eligible Investor’s failure to do likewise.  During the ten (10) day period commencing after receipt of such information, each Fully-Exercising Eligible Investor shall be entitled to obtain that portion of the Shares for which Eligible Investors were entitled to subscribe but which were not subscribed for by the Eligible Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by such Fully-Exercising Eligible Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of Preferred Stock then held, by all Fully-Exercising Eligible Investors who wish to purchase some of the unsubscribed shares.

(c)                                  If all Shares that Eligible Investors are entitled to obtain pursuant to Section 5.3(b) are not elected to be obtained as provided in Section 5.3(b) hereof, the Company may, during the one hundred eighty (180) day period following the expiration of the period provided in Section 5.3(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Eligible Investors in accordance herewith.

(d)                                 The right of first offer in this Section 5.3 shall not be applicable to:

(i)                                     the issuance of shares of securities pursuant to a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof);

(ii)                                  the issuance of shares of Common Stock or options therefor to employees, consultants, officers, directors or vendors (if in transactions with primarily non-financing purposes) of the Company directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board of Directors of the Company;

(iii)                               the issuance of shares of Common Stock (A) in a bona fide, firmly underwritten public offering under the Act before which or in connection with which all outstanding shares of preferred stock will be automatically converted to Common Stock, or (B) upon exercise of warrants or rights granted to underwriters in connection with such a public offering;

(iv)                              the issuance of shares of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof or subsequently issued pursuant to this Section 5.3;

(v)                                 the issuance of shares of Common Stock in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Board of Directors of the Company;

(vi)                              the issuance or sale of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes and provided that at the time of any such issuance, the aggregate of such issuance and similar issuances in the preceding twelve (12) month period do not exceed five percent (5%) of the then outstanding Common Stock of the Company (assuming full conversion and exercise of all convertible and exercisable securities), unless approved by the Board of Directors; or

(vii)                           shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are exempted from the right of first offer in this Section 5.3 by the affirmative vote of the holders of a majority of the Primary Non-Exeter Preferred; provided, however, that in the event of any issuance contemplated in this Section 5.3(d) to, or for the benefit of, any Competitor, VCO shall be entitled to exercise its right of first offer in respect of such issuance.

(e)                                  In addition to the foregoing, the right of first offer in this Section 5.3 shall not be applicable with respect to any Eligible Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Eligible Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(f)                                   The right of first offer set forth in this Section 5.3 may not be assigned or transferred, except, other than with respect to a competitor of the Company, as reasonably determined by the Company, that (i) such right is assignable by each Eligible Investor to any Affiliate of such Eligible Investor, and (ii) such right is assignable to a transferee or assignee who holds after such transfer at least two hundred fifty thousand (250,000) shares of Registrable Securities (subject to appropriate adjustment for any recapitalization).

5.4                               Termination of Certain Covenants.

The covenants set forth in this Section 5 shall terminate and be of no further force or effect upon the consummation of the Initial Public Offering.  The covenants set forth in Section 5.1 and Section 5.2 shall terminate and be of no further force or effect at such time as the Company is required to file reports pursuant to Section 15(d) of the 1934 Act.  Moreover, this Agreement shall terminate and be of no further force or effect upon the consummation of a transaction or series of related transactions which are deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Amended and Restated Articles of Incorporation, as such Amended and Restated Articles of Incorporation may be amended from time to time.

6.                                      Miscellaneous.

6.1                               Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2                               Governing Law; Venue.

This Agreement is to be construed in accordance with and governed by the internal laws of the State of Arizona without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Arizona to the rights and duties of the parties.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Maricopa County in the State of Arizona, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

6.3                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4                               Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5                               Notices.

Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile to the number set forth below each party’s signature if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent by facsimile to the number set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) if to an address within the United States, three (3) business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth below; (d) if to an address outside the United States, seven (7) business days after deposit in the U.S. mail with first class postage prepaid and addressed to the other party at the address set forth below; or (e) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.  Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 6.5 by giving the other party written notice of the new address in the manner set forth above.

6.6                               Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.7                               Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, however, that no amendment or waiver which adversely affects the holders of less than a majority of the Registrable Securities shall be affected without the prior written consent of the holders of a majority in interest of such Registrable Securities so affected.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities and the Company.

6.8                               Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.9                               Aggregation of Stock.

All shares of Registrable Securities held or acquired by entities advised by the same investment adviser and affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.10                        Entire Agreement.

This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede any prior or concurrent written or verbal statements, representations, and agreements concerning the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein, provided however, that all warranties, representations or covenants of Sections 6.1 through 6.9 of the Original Agreement shall survive and remain in effect in accordance with their terms without amendment, notwithstanding the amendment and restatement of the Prior Agreement and this amendment and restatement of the Immediately Preceding Agreement.

*                                                                                         *                                                                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

ARCADIA BIOSCIENCES, INC.

By:	/s/ Eric J. Rey
Name:	Eric J. Rey
Title:	President & Chief Executive Officer

Address:
Arcadia Biosciences, Inc.
202 Cousteau Place, Suite 200
Davis, CA 95616
USA
Phone: (530) 756-7077
Fax: (530) 756-7027

MORAL HAZARD CORPORATION

By:	/s/ John Sperling
Name:	John Sperling
Title:	Chief Executive Officer

Address:
Moral Hazard Corporation
4835 E. Exeter Blvd.
Phoenix, AZ 85018
USA
Phone: (602) 557-1745
Fax: (602) 735-8506

SIGNATURE PAGE TO AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT Dated April 30, 2010

INVESTOR:

VILMORIN & CIE

By:	/s/ Emmanuel Rougier
Name:	Emmanuel ROUGIER
Title:	Chief Operating Officer

Address:
Vilmorin & Cie
4, quai de la Mégisserie
75001 Paris
FRANCE
Phone: + 33 4 73 63 40 95
Fax: +33 4 73 63 40 30

SIGNATURE PAGE TO AMENDED & RESTATED INVESTORS’ RIGHTS AGREEMENT Dated April 30, 2010

SCHEDULE A

INVESTORS

Moral Hazard Corporation
CMEA LP
BASF Venture Capital
Saints Capital
CMEA CLP
Agricapital
Ken Hunt
Trent Colbert and Suzanne Pankey, JT
Vic Knauf (restricted stock)
William D. and Yvonne McCallum
Arnold Bendich and Judith Bendich, TIC
Heller Ehrman VLG
Andrew Prague
Edmund Lang
The Bellow Family Trust UTD
Ilene Lang
Silicon Valley Bank
Fred Hutchinson CRC
Craig W. Johnson
John Robertson
WSGR 401k Plan (FBO Mark Handfelt)
Vilmorin & Cie

SCHEDULE 3.5

VCO COMPETITORS

Monsanto Company

Syngenta International AG

Dow AgroSciences

Pioneer Hybrid International

Bayer AG

BASF (except BASF Venture Capital)

KWS SAAT AG